[Benjamin Schlesinger & Assoc. Letterhead]







September 5, 1997

Panda Global Holdings, Inc.
Panda Global Energy Company
c/o Panda Energy International, Inc.
4100 Spring Valley Road, Suite 1001
Dallas, Texas 75244

     Re:  Rosemary Fuel Consultant's Report

Ladies and Gentlemen:

      We consent to the use of our Report dated September 20, 1996, updated on April 11, 1997, entitled "Assessment of Fuel
Price,   Supply   and  Delivery  Risks  for  the   Panda-Rosemary
Cogeneration   Project"   (the  "Report")   and   the   Officer's
Certificate dated September 5, 1997 Related thereto (including any
amendments  or  supplements  thereto)  as  an  exhibit   to   the
Registration Statement on Form S-1 of Panda Global Energy Company and Panda Global Holdings, Inc. (the "Registration Statement") relating to the offering of 12-1/2% Registered Senior Secured Notes by Panda Global Energy Company. In addition, we consent to the inclusion of the summary of the Report contained in the Prospectus included in the Registration Statement.

      We  also  hereby  consent  to the  statements  by  Burns  &
McDonnell Engineering Company, Inc. in their report summarized in the Registration Statement that they have relied on the Report, and we authorize such reliance.

      We also hereby consent to the reference to us as experts under the heading "Independent Engineers and Consultants" in the Prospectus included in the Registration Statement.



                         BENJAMIN SCHLESINGER & ASSOCIATES, INC.



                         By:  /s/  Benjamin Schlesinger
                              Benjamin Schlesinger, Ph.D
                              President